Filed pursuant to Rule 433
Registration Statement No. 333-218604-2
3/5/2020

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our March offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The proceeds to issuer listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our March offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See “Selective Risk Considerations” herein and “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Growth Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Fact Sheet
2Y EEM SX5E Digital Barrier Notes, 75% European barrier, at least 14.65% fixed payment percentage if no knock-in event occurs	22551NS49	3/20/2020	3/28/2022	3/20/20, 10:30AM EST	Download
4Y SPX SX5E Step Up Autocallable Securities, 70% European barrier, Call Premium of at least 11.40% (subject to automatic redemption at 1Y), 10% contingent payment at maturity if not called and no knock-in occurs	22551NRZ1	3/20/2020	3/27/2024	3/20/20, 10:30AM EST	Download
4Y RavenPack AIS Balanced 5% ER Index (CSRPAISB) CS Notes, upside participation of at least 105%	22551NS72	3/20/2020	3/27/2024	3/20/20, 2PM EST	Download
13M SPX Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of at least 8.00%	22551NRM0	3/31/2020	5/5/2021	3/26/20, 2PM EST	Download
13M EEM Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of at least 10.00%	22551NRL2	3/31/2020	5/5/2021	3/26/20, 2PM EST	Download
15M SPX RTY Digital Barrier Notes, 75% American barrier, at least 11% fixed payment percentage if no knock-in event occurs	22551NRF5	3/31/2020	7/6/2021	3/26/20, 2PM EST	Download
15M SPX RTY NDX Digital Barrier Notes, 70% American barrier, at least 10.50% fixed payment percentage if no knock-in event occurs	22551NTG1	3/31/2020	7/6/2021	3/26/20, 2PM EST	Download
1.5Y SPX RTY Buffered Accelerated Return Equity Securities, 15% buffer, 150% upside participation rate to a maximum return of at least 14.25%	22551NRN8	3/31/2020	10/5/2021	3/26/20, 2PM EST	Download
1.5Y SPX Buffered Accelerated Return Equity Securities, 10% buffer, 200% upside participation rate to a maximum return of at least 11%	22551NSJ6	3/31/2020	10/5/2021	3/26/20, 2PM EST	Download
1.5Y SPX RTY Absolute Return Buffered Securities, 10% buffer, 125% upside participation to a minimum return of at least 17.75%	22551NRP3	3/31/2020	10/5/2021	3/26/20, 2PM EST	Download
3Y RTY DJI NDX Step Up Autocallable Securities (Subject to Automatic Redemption semi-annually from Year 1 at 100%), 70% European barrier, semi-annual observation, at least 12% p.a.call premium	22551NU20	3/31/2020	4/5/2023	3/26/20, 2PM EST	Download
3Y DJI Buffered Accelerated Return Equity Securities, 20% buffer, 125% upside participation rate to a maximum return of at least 24%	22551NUC8	3/31/2020	4/5/2023	3/26/20, 2PM EST	Download
5Y SPX XOP GDX Step Up Autocallable Securities (Subject to Automatic Redemption from Observation 4 to 19 at 100%, and on final observation at 60%), 60% European barrier, Quarterly observation, at least 16.75% p.a. call premium	22551NUE4	3/31/2020	4/3/2025	3/26/20, 2PM EST	Download
5Y SPX RTY Digital Plus Barrier Notes, 70% European barrier, the greater of at least a 50% fixed payment percentage and the underlying return of the lowest performing underlying if the final level of the lowest performing underlying is equal to or greater than its initial level	22551NTU0	3/31/2020	4/3/2025	3/26/20, 2PM EST	Download

Income Products

Product Description*	CUSIP	Trade Date	Maturity Date	Offering Closes	Fact Sheet
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American barrier, 70% coupon barrier, at least 7.75% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NU38	3/16/2020	6/21/2021	3/16/20, 2PM EST	Download
3Y SPX RTY Contingent Coupon Callable Yield Notes, 70% European barrier, 70% coupon barrier, at least 7.00% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, semi-annually thereafter)	22551NS23	3/20/2020	3/27/2023	3/20/20, 2PM EST	Download
3Y XLK XBI Contingent Coupon Callable Yield Notes, 60% European barrier, at least 9.50% p.a. contingent coupon paid semi-annually (subject to issuer's early redemption at 6M, semi-annually thereafter)	22551NSB3	3/20/2020	3/27/2023	3/20/20, 2PM EST	Download
9M SPX RTY Contingent Coupon Autocallable Yield Notes, 75% American barrier, 75% coupon barrier, at least 8.50% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NTY2	3/31/2020	1/4/2021	3/31/20, 2PM EST	Download
9M SPX RTY Fixed Coupon Autocallable Yield Notes, 75% American barrier, at least 6.0% p.a. fixed coupon paid monthly (subject to automatic redemption at 6M, quarterly thereafter)	22551NSK3	3/31/2020	1/4/2021	3/31/20, 2PM EST	Download
1Y SPX NDX Contingent Coupon Autocallable Yield Notes, 70% American barrier, 70% coupon barrier, at least 7.75% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NTC0	3/31/2020	4/5/2021	3/31/20, 2PM EST	Download
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% American barrier, 70% coupon barrier at least 7.5% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NU46	3/31/2020	7/6/2021	3/31/20, 2PM EST	Download
1.5Y SPX RTY NDX Contingent Coupon Autocallable Yield Notes, 70% American barrier, 70% coupon barrier, at least 9.75% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NTD8	3/31/2020	10/4/2021	3/31/20, 2PM EST	Download
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes, 65% American barrier, 65% coupon barrier, at least 5.25% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551NSL1	3/31/2020	10/4/2021	3/31/20, 2PM EST	Download
1.75Y SPX RTY Contingent Coupon Autocallable Yield Notes, 70% European barrier, 70% coupon barrier, at least 6.25% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NTT3	3/31/2020	1/3/2022	3/31/20, 2PM EST	Download
1.75Y SPX RTY NDX Contingent Coupon Autocallable Yield Notes, 70% European barrier, 70% coupon barrier, at least 8.00% p.a. contingent coupon paid quarterly (subject to automatic redemption at 3M, quarterly thereafter)	22551NTE6	3/31/2020	1/3/2022	3/31/20, 2PM EST	Download
2Y GDX XOP Contingent Coupon Autocallable Yield Notes, 60% American barrier, 60% coupon barrier, at least 14.25% p.a. contingent coupon paid quarterly (subject to automatic redemption at 6M, quarterly thereafter)	22551NUG9	3/31/2020	3/31/2022	3/31/20, 2PM EST	Download

* Securities with a buffer will be subject to a 1% loss of principal amount for every 1% decline in the level of the underlying beyond the buffer. Securities with a barrier will be subject to a 1% loss of principal amount for every 1% decline in the level of the lowest performing underlying beyond its initial level if a knock-in event occurs. The actual contingent coupon rate, upside participation rate, barrier, buffer amount, automatic redemption premium, maximum return or fixed payment percentage, as applicable, will be determined on the applicable Trade Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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Contact Info
Toll Free Group Number:1-877-927-7335
Group Email Address: list.isg-nyc@credit-suisse.com
Credit Suisse Contact Information:
James Bass	Lee Glicklich	Roberto Rosas
james.bass@credit-suisse.com	lee.glicklich@credit-suisse.com	roberto.rosas@credit-suisse.com
212 538 4488	212 538 2913	212 325 4654
Ana Guiu	Sebastien Maio
ana.guiu@credit-suisse.com	sebastien.maio@credit-suisse.com
212 538 2106	212 325 5582
Ashley Maclean	Nicholas Whiteley
ashley.maclean@credit-suisse.com	nicholas.whiteley@credit-suisse.com
212 325 8752	212 325 4081